[LEHMAN BROTHERS INC. LETTERHEAD]
                                                                    EXHIBIT 99.3

                                                                   April 4, 1996

Strawbridge & Clothier
801 Market Street
Philadelphia, PA 19107-3199
Attn.: Board of Directors

Members of the Board:

    We understand that the Board of Directors (the "Strawbridge Board") of Strawbridge & Clothier (the "Company" or "Strawbridge") has approved a Plan of Reorganization and Dissolution providing for the voluntary dissolution and liquidation of the Company in accordance with and pursuant to the provisions of the Pennsylvania Business Corporation Law and Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Liquidation"). We further understand that the Liquidation will be effected pursuant to the asset disposition transactions contemplated by and in accordance with (a) the Asset Purchase Agreement, dated as of April 4, 1996, between The May Department Stores Company, a New York corporation ("May"), and Strawbridge (the "May Asset Purchase Agreement") pursuant to which Strawbridge will sell and May will acquire certain assets associated with the Company's department stores (the "Department Stores Assets") and the proceeds from the sale of certain other assets (the "Disposition Proceeds"), and, in consideration therefor, May will issue to Strawbridge 4,200,000 shares of May common stock, par value $.50 per share (the "May Common Stock"), subject to adjustment, upon the transfer of the Department Stores Assets, plus an additional number of shares of May Common Stock to be determined upon the subsequent transfer of the Disposition Proceeds, and May will assume certain liabilities associated with the Department Stores Assets (the "Department Stores Sale"), and (b) the draft of the Asset Purchase Agreement, dated as of April 1, 1996, between Kimco Realty Corporation, a Maryland corporation ("Kimco"), and Strawbridge (the "Kimco Asset Purchase Agreement") pursuant to which Strawbridge will sell and Kimco will acquire certain assets associated with the Company's discount store operations (the "Clover Assets"), and, in consideration therefor, Kimco will pay to Strawbridge $40,000,000 and will assume certain liabilities associated with the Clover Assets (the "Real Estate Sale"). The terms and conditions of the Department Stores Sale are set forth in more detail in the May Asset Purchase Agreement, and the terms and conditions of the Real Estate Sale are set forth in more detail in the Kimco Asset Purchase Agreement. You have advised us that the final steps of the Liquidation will require that Strawbridge dispose of its remaining assets, satisfy or make provision for its remaining liabilities and unmatured claims (the "Retained Liabilities"), dissolve Strawbridge and transfer remaining shares of May Common Stock to a liquidating trust within one year of the closing date of the Department Stores Sale. Management of the Company has advised us that after satisfying or making provision for all Retained Liabilities of the Company, the management of the Company has estimated that the Company will distribute to Strawbridge shareholders .407 shares of May Common Stock for each share of Strawbridge common stock based on a closing May Common Stock price of $47.875 on April 3, 1996 (the "Posited Exchange Ratio").

    We have been requested by the Strawbridge Board to render our opinion with respect to the fairness, from a financial point of view, to the Company's shareholders of the Posited Exchange Ratio of shares of May Common Stock that the management of the Company has estimated will be distributed to such shareholders in the Liquidation. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Company's underlying business decision to proceed with or effect the Department Stores Sale, or the Real Estate Sale or the Liquidation or (ii) the number or value of the shares of May Common Stock or the amount or value of any other consideration that actually will be distributed to the Company's shareholders in the Liquidation.

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    In arriving at our opinion, we reviewed and analyzed: (1) the May Asset
Purchase Agreement, the Kimco Asset Purchase Agreement, the proposals regarding the discount store inventory and the specific terms of the Department Stores Sale and the Real Estate Sale, (2) publicly available information concerning the Company that we believe to be relevant to our inquiry, (3) financial and operating information with respect to the businesses, operations and prospects of the Company (including financial projections for the years 1996 through 1998 furnished to us by the Company), (4) a trading history of the Company's common stock from January 1, 1991 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company and its divisions with those of other companies that we deemed relevant,
(6) publicly available financial and operating information with respect to the business, operations and financial condition of May that we believe to be relevant to our inquiry, (7) a trading history of May's Common Stock from January 1, 1991 to the present and a comparison of May's Common Stock price and valuation multiples with those of other companies that we deemed relevant, (8) research analysts' reports and earnings estimates regarding the business, financial condition and future financial performance of May, (9) a comparison of the financial terms of the Department Stores Sale and the Real Estate Sale with the financial terms of certain other recent transactions that we deemed relevant, (10) an analysis prepared by management of the Company regarding the manner in which the amount of the Retained Liabilities and the Posited Exchange Ratio has been estimated, and (11) real estate appraisals previously performed by an independent third party valuing the real estate assets of the Company's discount store division. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition, credit and liquidity situation and prospects, and with the managements of May and Kimco concerning their respective businesses, operations, financial conditions and prospects. We also have had discussions with representatives of Peter J. Solomon Company, financial advisors to the Company, regarding the market testing process undertaken by such representatives on behalf of the Company to solicit indications of interest or proposals from third parties with respect to an acquisition of the Company, the department store division of the Company or the discount store division of the Company or its real estate properties and with respect to the results of such process. We also undertook such other studies, analyses and investigations as we deemed appropriate.

    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. Without limiting the generality of the foregoing, we have assumed and relied upon the accuracy of the estimates of the management of the Company as to the amount of each Retained Liability, the amount of the Posited Exchange Ratio and the timing of the distribution of the shares of May Common Stock to the Company's shareholders as described below without assuming any responsibility for independent verification or calculation thereof, and further assumed that the foregoing were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company. With respect to the financial projections of the Company provided to Lehman Brothers by the management of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company would perform substantially in accordance with such projections. In arriving at our opinion, with your consent, we were not provided with and did not review any projections prepared by management of May regarding its future financial performance. We also have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company other than the appraisal of the real estate assets of the Company's discount store division referred to above. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's businesses or assets, and,

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accordingly, we have relied entirely on the results of the process conducted by representatives of Peter J. Solomon Company in this regard. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Liquidation will qualify as a "C" reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the Company and its shareholders. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

    In arriving at our opinion, we have assumed at your direction that shareholders of the Company will receive .407 shares of May Common Stock for each share of common stock of the Company in the Liquidation, that such shares will be distributed to the Company's shareholders by the dates estimated by the management of the Company, and that the amount of such distribution will not be reduced by the claims of creditors of the Company. However, the exact number of shares of May Common Stock that will be distributed to the Company's shareholders and the specific timing of the distributions will be affected by the amount and resolution of the Retained Liabilities, and there can be no assurance that the Company's shareholders will actually receive .407 shares of May Common Stock for each share of common stock of the Company in the Liquidation or that the distributions of such shares will occur by such estimated dates. We express no opinion as to (i) the number of shares of May Common Stock that actually will be distributed to the Company's shareholders in the Liquidation or when such shares actually will be distributed to the Company's shareholders or (ii) whether the receipt of any lesser number of shares of May Common Stock for each share of common stock of the Company or the receipt of such shares at later dates would be fair, from a financial point of view, to the Company's shareholders. We also express no opinion as to the prices at which May Common Stock will trade at any other time prior to or following the distribution of the shares of May Common Stock to the Company's shareholders in the Liquidation.

    Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Posited Exchange Ratio of shares of May Common Stock that the management of the Company has estimated will be distributed to the Company's shareholders in the Liquidation is fair to such shareholders.

    This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Department Stores Sale, the Real Estate Sale and the Liquidation. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Liquidation.

                                          Very truly yours,

                                          LEHMAN BROTHERS

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